Exhibit 23a

Independent Auditors’ Consent

We have issued our report dated March 19, 2004, except for Note 4, as to which the date is June 9, 2004, accompanying the financial statements of Price Fund I, L.P. contained in this Post-Effective Amendment No. 1 to the Registration Statement (S-1 No. 333-74176). We consent to the use of the aforementioned report in the Registration Statement, and the use of our name as it appears under the caption “Experts.”

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

June 14, 2004